Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE
This Transition and Separation Agreement and General Release (the “Agreement”) is entered into by and among Kevin P. Riley (“Employee”), First Interstate BancSystem, Inc. (the “Company”) and First Interstate Bank (the “Bank” and, together with the Company, “First Interstate”) with the Agreement to be effective as of July 8, 2024 (the “Effective Date”).
RECITALS
Whereas, Employee serves as Chief Executive Officer of First Interstate (the “CEO”) pursuant to an employment agreement (the “Employment Agreement”), dated as of August 19, 2021, entered into by and between the Company, Bank and Employee (collectively, the “Parties”);
Whereas, Employee will continue to serve as the CEO for a Transition Period (as defined below) pursuant to the terms of this Agreement;
Whereas, Employee and First Interstate acknowledge and agree that at the end of the Transition Period, Employee will cease to provide services to First Interstate; and
Whereas, Employee and First Interstate acknowledge and agree that they desire to enter into this Agreement setting forth the terms and conditions of Employee’s transition through a period of time in order to support a smooth succession and subsequently terminating his employment with First Interstate pursuant to the terms the Employment Agreement.
Now, therefore, in consideration of the mutual promises and covenants set forth herein, Employee and First Interstate hereby agree as follows:
AGREEMENT
1.Transition Period. Employee will continue to serve as the Chief Executive Officer during the period (the “Transition Period”) from July 8, 2024 (the “Transition Date”) through the date on which a new Chief Executive Officer commences employment with First Interstate or such other date as determined by the Board of Directors of the Company (the “Board”); provided that in no event shall such date occur earlier than January 1, 2025 or, unless otherwise mutually agreed to by Employee and the Company, later than June 30, 2025 (such date, the “Specified Separation Date”). Notwithstanding the foregoing, the Board may terminate Employee’s employment for Cause (as defined in the Employment Agreement and modified by Section 1(f) below) at any time without prior notice to Employee and the Consulting Period pursuant to Section 3 shall never commence. The actual date of Employee’s termination of employment under this Agreement shall be referred to herein as the “Separation Date”.
a) During the Transition Period, Employee shall continue to report to the Board and shall have duties and responsibilities that are substantially the same as his existing duties and responsibilities, subject to the parameters set forth on Appendix A hereto (the “Transition Duties”).

b) During the Transition Period, Employee shall (i) receive Employee’s base salary at the rate in effect as of the date hereof and (ii) continue to participate in First Interstate’s annual short term incentive award based on Employee’s target short term incentive opportunity, in an amount determined by the Board based on First Interstate’s actual achievement of business performance objectives and Employee’s achievement of personal performance objectives in a manner consistent with how such objectives are determined for other executive officers of First Interstate (prorated for any partial period) and paid at the same time as short term incentive awards are paid to executive officers of First Interstate (provided that Employee shall not be required to be employed on the bonus payment date to be entitled to receive a pro rated annual short term incentive award). Employee shall not be eligible to be granted any long-term incentive awards during the Transition Period.
c) During the Transition Period, Employee shall continue to accrue paid vacation and shall remain eligible for all employee benefit plans available to executive officers of First Interstate through the Separation Date. First Interstate shall also continue to reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing his Transition Duties in accordance with Company policies applicable to executive officers of First Interstate.
d) All payments made to Employee during the Transition Period shall occur on customary payment dates and will be subject to standard payroll deductions and withholdings.
e) The parties agree that none of the changes set forth in this Agreement shall constitute or give rise to “Good Reason” as defined in the Employment Agreement.
f) For purposes of Employee’s rights under this Agreement, “Cause”, as defined in the Employment Agreement, shall be modified to include a material breach by Employee of any provision of this Agreement, including, without limitation, in connection with performing the Transition Duties.
2.Separation of Employment. Employee and First Interstate agree that, subject to the execution and non-revocation of the Reaffirmation (as set forth on Exhibit A) and provided that Employee’s employment is not terminated for Cause and Employee does not resign employment with First Interstate without Good Reason prior to the Specified Separation Date, Employee will be entitled to the following in full satisfaction of, Section 4 of the Employment Agreement (and, to the extent applicable, Section 5 of the Employment Agreement). For the avoidance of doubt, if Employee’s employment is terminated by the Company without Cause or due to Employee’s death or Disability (as defined in the Employment Agreement), Employee shall be entitled to the payments and benefits set forth in this Section 2.
a) First Interstate will provide Employee with $3,558,949 less required withholding, payable over eighteen (18) months (subject to any required delay pursuant to Section 19 of this Agreement). Payments under this Section 2 will be paid in equal installments at the times and in the manner consistent with First Interstate’s payroll practices for executive employees. First Interstate shall not be obligated to make any payments or provide any benefits under this Agreement until after the revocation period provided in Section 12 of this Agreement has expired.
b) First Interstate shall provide for twenty-four (24) months, at First Interstate’s expense, nontaxable medical (including any employer contributions to a health savings account), health, vision and dental coverage substantially comparable, as reasonably available, to the coverage maintained by First Interstate for Employee prior to Employee’s termination, except to the extent such coverage may be changed in its application to all First Interstate’s employees and then the coverage provided to Employee shall be commensurate with such changed coverage. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by Employee is not permitted under the terms of the applicable health plans, or if providing such benefits would subject First Interstate to penalties, then First Interstate shall pay Employee a cash lump sum payment reasonably estimated to be equal to the premiums for such nontaxable medical, health, vision and dental coverage, with such payment to be made by lump sum within thirty (30) business days of the Separation Date, or if later, the date on which First Interstate determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
c) For purposes of this Agreement, the parties agree that a “Separation from Service” as contemplated by Treasury Regulation Section 1.409A-1(h)(ii) shall occur on the Separation Date.
d) As soon as practicable following the Separation Date, payment for all earned wages, paid time off and reimbursable expenses will be deposited into Employee’s account.
e) Other than the obligations of First Interstate as set forth under the terms of this Agreement, including with respect to the Consulting Period, or under a benefit, retirement (including the Company’s Deferred Compensation Plan), or equity plan sponsored or maintained by First Interstate, Employee represents and agrees that, as of the Separation Date, Employee shall not be entitled to any other wages, salary, bonuses, or any other compensation or reimbursements from First Interstate including, but not limited, to compensation under the Employment Agreement.
f) Effective as of the Separation Date, Employee’s employment with First Interstate and all of its affiliates and status as a director or an officer of First Interstate and all of its affiliates shall terminate and Employee shall cease to be an employee and an officer of all of the foregoing and Employee agrees to take all actions reasonably requested by First Interstate in order to effect the forgoing.
g) In the event of the consummation of a Change in Control (as defined in the Employment Agreement) prior to the Separation Date or during the six (6) month period immediately following the Separation Date:
(i)the aggregate payment to Employee described in Section 2(a) of this Agreement, shall be increased to an amount equal to $6,458,367 (taking into account any amounts paid prior to the date of the transactions contemplated by Section 2(g)), payable in accordance with Section 2(a);
(ii)First Interstate shall provide the benefits set forth in Section 2(b) for thirty-six (36) months (rather than twenty-four (24) months), and such benefits shall otherwise be provided in accordance with Section 2(b); and
(iii)Section 5(e) shall continue to apply and be incorporated by reference into this Agreement.
3.Consulting Period.
a) Provided that Employee’s employment is not terminated for Cause, Employee does not resign employment with First Interstate without Good Reason prior to the Specified Separation Date nor is Employee’s employment terminated due to death or Disability prior to the Specified Separation Date, from and following the Separation Date through the first anniversary of the Separation Date (or such earlier date as determined pursuant to this Section 3) (such applicable date, the “Consulting Period End Date,” and such period between the Separation Date through the Consulting Period End Date, the “Consulting Period”), Employee shall serve as a non-employee consultant to the Company providing such transition and advisory services to the Company, as may be reasonably requested by the Company from time to time during the Consulting Period (the “Services”). During the Consulting Period, Employee shall receive a cash consulting fee of $70,833 per month (the “Consulting Fee”), with such Consulting Fee to be prorated for any partial months during the Consulting Period. As a condition to receiving the Consulting Fee and any other benefits relating to his services as a consultant, Employee must execute and not revoke the Reaffirmation.
b) The Consulting Period may be terminated by Employee prior to the Consulting Period End Date upon 30 days prior written notice to the Company. Employee agrees and acknowledges that, subject to the exceptions set forth in Section 8 (Whistleblower Protections) and Section 9 (Defend Trade Secrets Act), Employee shall not use or disclose any Confidential Information (as defined in the Employment Agreement) made available to Employee or to which Employee has access to during the Consulting Period. The Consulting Period may be terminated by the Company prior to the Consulting Period End Date upon 30 days prior written notice to Employee; provided, that in the event that the Consulting Period is terminated by the Company prior to the Consulting Period End Date without Cause, the Company shall, subject to Employee’s execution and non-revocation of the Reaffirmation, continue to pay the Consulting Fee through the first anniversary of the Separation Date.
c) It is understood and agreed that Employee shall perform the Services as an independent contractor, and this Agreement is not intended by the parties to establish an employment relationship. Employee may not, at any time, act as a representative for or on behalf of the Company or its affiliates for any purpose or transaction, and may not bind or otherwise obligate the Company or its affiliates in any manner whatsoever without obtaining the prior written approval of the Company therefor. Employee shall be solely responsible for the payment of any federal, state or local income, withholding or payroll taxes owed by

Employee solely due to the receipt of compensation for providing services as a consultant under this Agreement, and shall indemnify, defend and hold harmless the Company and its affiliates, officers, directors, employees, agents, successors and assigns from any claims, assessments or liabilities from a taxing authority relating to any such taxes. In his capacity as a consultant, Employee shall not be entitled to participate in any employee benefit plans of the Company or any of its affiliates (provided that Employee may participate in the benefit plans of the Company and its affiliates in his status as a former employee of the Company where applicable).
4.Employee Protection. Nothing in this Agreement or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state, local or international governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to First Interstate. First Interstate may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency.
5.Release in Full of all Claims.
a) For purposes of this Agreement, “Released Parties” means First Interstate and any of its past and present affiliated or related corporations, banks, and businesses; its predecessors and successors; and its past and present trustees, directors, officers, board members, agents, representatives, employees, and attorneys, past and present, and any other person or entity who might be claimed to be liable, including the marital estate of the Released Party.
b) Section 4(b) of the Employment Agreement requires Employee to execute a release of legal claims in favor of First Interstate in order to receive the compensation and benefits described in Section 2 of this Agreement. This release satisfies Section 4(b) of the Employment Agreement and in consideration for the payments and benefits by First Interstate to Employee set forth in this Agreement, Employee agrees that Employee will comply with the terms set forth in this Agreement; and Employee hereby acknowledges full and complete satisfaction of and fully releases and forever discharges the Released Parties from any and all claims, obligations, duties, damages or liabilities, known or unknown, arising out of or in any way related to Employee’s employment with First Interstate, including without limitation, state and federal common law or statutory claims regulating employment; and any and all tort, contract, common law, or statutory claims of any kind whatsoever. Specifically, the claims Employee is releasing hereby include, but are not limited to:
(i)Claims for discrimination or retaliation,
(1)on the basis of taking a leave of absence, including in violation of the Family and Medical Leave Act, and its state equivalent, and any state or local paid sick leave laws; workers' compensation statutes; the Americans with Disabilities

Act, as amended, and its state equivalent; USERRA; any federal, state or local laws protecting sick, injured, or disabled workers; or
(2)on the basis of a denial of leave under any local, state or federal law allowing for such leave; or
(3)on the basis of race, color, sex, national origin, ancestry, religion, marital status, sexual orientation or any other characteristic protected under applicable law, including claims of harassment (including in violation of Title VII of the Civil Rights Act, or similar state or local law); or
(4)on the basis of age (including in violation of the Age Discrimination in Employment Act (“ADEA”), as amended, or similar state law); or
(5)on the basis of disability (including in violation of the Americans with Disabilities Act, as amended, or similar state law); or
(6)on the basis of sexual orientation, marital status, parental status, pregnancy, veteran status, source of income, entitlement to benefits, genetic information, concerted activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or
(7)on the basis of aiding, abetting, inciting, coercing, or compelling with respect to any claim;
(ii)Violations of Employee Retirement Income Security Act (ERISA) or the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law; or
(iii)Violation of the Occupational Health and Safety Act (OSHA) or similar state law; or
(iv)Claims for breach of contract related to personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
(v)Violations of public policy, state, federal or local statutory and/or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; wrongful discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Employee or any member of his family; and/or promissory estoppel; or
(vi)Any obligation of First Interstate for any reason to pay Employee damages, penalties, expenses, litigation costs (including attorneys’ fees), back pay, front pay, disability or other benefits (other than any accrued pension benefits), wages, salary, benefits or other additional compensation, compensatory damages, punitive damages, and/or interest.

c) The Parties acknowledge further that in the event Employee brings a claim in which Employee seeks damages against a Released Party or in the event Employee seeks to recover against a Released Party in any claim brought by a Government Agency on Employee’s behalf, this release shall serve as a complete defense to any such claims. Employee waives the right to recover any money or other compensation in connection with a governmental charge or investigation and will remit any monies recovered in any such action to First Interstate.
d) Excluded from the released claims above are:
(i)Claims which Employee cannot waive by law;
(ii)Claims for breach of this Agreement;
(iii)Claims, which arise after the date Employee signs this Agreement;
(iv)Employee's right to file a charge with an administrative agency or to participate in any agency investigation, subject to the limitations in Section 4 and Section 5(c);
(v)Claims for benefits under tax-qualified plans or other benefit plans in which Employee is vested (including claims under retirement or equity plans sponsored or maintained by First Interstate or the Company’s Deferred Compensation Plan); and
(vi)Claims with respect to indemnification, contribution, advancement of expenses and/or coverage under any director and officer or other insurance policy.
e) Subject to the second sentence of this Section 5(e). First Interstate, on behalf of itself, its subsidiaries and controlled affiliates, hereby acknowledges full and complete satisfaction of and releases and forever discharges Employee from any and all claims, obligations, duties, damages or liabilities, known or unknown, arising out of or in any way related to Employee’s employment with First Interstate, including without limitation, state and federal common law or statutory claims regulating employment; and any and all tort, contract, common law, or statutory claims of any kind whatsoever. Notwithstanding the foregoing, First Interstate does not release Employee from claims arising out of or attributable to: (i) events, acts, or omissions taking place after the date hereof; (ii) Employee’s breach of the terms and conditions of the Agreement; and (iii) any criminal activities, misconduct or gross negligence by Employee occurring during the Employee’s employment with First Interstate, resulting in harm to First Interstate.
6.Return of Property. Employee will return to First Interstate all documents, correspondence, reports, files, memoranda, manuals, ledgers, and records of any kind whatsoever; credit cards and passes; door and file keys; equipment; computer hardware; software; files and disks; password or logons to First Interstate’s social media platforms; and other physical property that Employee received or prepared or helped prepare in connection with Employee’s employment and that Employee had in Employee’s possession. Employee represents that Employee has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.
7.Confidential Information. Employee will not discuss with any other persons any confidential or proprietary information relating to the business of the Released Parties, to which Employee may have become privy while employed by First Interstate.
8.Survival of Non-Solicitation and Other Covenants. Section 11 of the Employment Agreement, captioned “Post-Termination Obligations,” which includes, but is not limited to, an eighteen (18) month post-Separation Date non-solicitation restriction, a non-competition provision and confidentiality restrictions, is hereby incorporated by reference herein and remains in full force and effect, with the “Termination Date” set forth in the Employment Agreement to be the “Separation Date” set forth in this Agreement and Section 11(f) shall be deemed to apply to the payments described in Sections 2 and 3 of this Agreement.
9.No Admission of Liability. This Agreement will not in any way be construed as an admission by the Released Parties that they have acted wrongfully with respect to Employee or any other person, or that Employee has any claims whatsoever against the Released Parties, and the Released Parties specifically disclaim any liability to or wrongful acts against Employee or any other person.
10.Resignation. Upon Employee’s termination of employment in accordance with Section 2 of this Agreement, Employee’s service as a director of the Company and as an officer or director of any affiliate of First Interstate (including, without limitation, the First Interstate Foundation Board) shall immediately terminate. This Section 10 shall constitute a resignation notice for such purposes (provided that, for the avoidance of doubt, Section 7 of the Employment Agreement shall not be deemed to apply as a result).
11.Waiver. This agreement contains a waiver of Employee’s rights and claims under the ADEA. The waiver must be knowing and voluntary, which means, as a minimum, that Employee understands that:
a) the waiver is part of an agreement between Employee and First Interstate and is written so that Employee understands it;
b) the waiver specifically refers to rights or claims under the ADEA;
c) Employee does not waive any rights or claims that may arise after execution of this Agreement;
d) Employee’s waiver is in exchange for consideration that is more valuable than what Employee is already entitled to;
e) Employee is advised to consult with an attorney prior to executing this Agreement;
f) Employee has up to 21 days after receipt of this Agreement and its accompanying disclosures to decide whether to execute it (“Consideration Period”).

Should Employee execute the Agreement prior to the expiration of the 21 day Consideration Period, Employee has knowingly waived his right to consider the Agreement for 21 days; and
g) By executing this Agreement, Employee acknowledges that Employee understands the above points, and represents that Employee’s waiver is knowing and voluntary.
12.Revocation. Employee hereby acknowledges and understands that Employee shall have seven (7) days from the date of Employee’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to Rachel Turitto, Executive Vice President and Chief Human Resources Officer of First Interstate, no later than 5:00 p.m. on the seventh day after Employee has signed the Agreement. In addition, Employee acknowledges and understands that Employee shall have seven (7) days from the date of the Reaffirmation, to revoke such Reaffirmation; provided that any revocation of the Reaffirmation shall revoke only Employee’s release of claims that were not otherwise released upon his initial execution and non-revocation of this Agreement. Neither First Interstate nor any other person is obligated to provide any payments or benefits to Employee pursuant to Section 1 or Section 2 of this Agreement, or the Reaffirmation, as applicable, without Employee having revoked this Agreement. If Employee revokes this Agreement pursuant to this Section 12, Employee shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of First Interstate under any section of this Agreement. This Agreement and the Reaffirmation, in each case, will not become effective and enforceable until the eighth day after Employee’s signature (if not revoked pursuant to the terms of this paragraph).
13.Cooperation. During the Transition Period and thereafter, upon request from First Interstate, Employee agrees to cooperate with First Interstate in the defense of any claims or actions that may be made by or against any member of First Interstate, or in connection with any governmental investigation or proceeding, in each case that relates to Employee’s actual or prior areas of responsibility; provided that, First Interstate shall make reasonable efforts to minimize disruption of Employee’s other activities and shall pay or reimburse Employee for any reasonable, pre-approved travel and other direct expenses reasonably incurred by Employee following the end of the Transition Period to comply with Employee’s obligations under this Section 13.
14.No Disparagement or Harm. Employee agrees not to criticize, denigrate or disparage First Interstate or any one of its products, services or practices or those associated with First Interstate, including, without limitation, any employees, officers or directors of First Interstate. First Interstate agrees not to publish any statement that would, and to instruct each executive officer and each member of the Board of First Interstate, not to denigrate or disparage Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings or other legally protected disclosures or communications).
15.No Representations. Employee acknowledges that Released Parties have not made and do not make any representations regarding the tax consequences of this Agreement or any payments made hereunder. First Interstate will make the normal employer contributions including FICA, Medicare, workers’ compensation, and unemployment insurance related to the payments due hereunder, except with respect to the payments made pursuant to Section 3 relating to the Consulting Period.
16.Full and Independent Knowledge/No Representations. First Interstate hereby advises Employee to have this Agreement reviewed by independent counsel. Employee enters into this Agreement with full knowledge of the situation, without any representation of any kind being made by First Interstate or its representatives, other than those contained herein. Employee represents and agrees that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.
17.Legal Fee Reimbursement. Upon presentation of reasonable documentation, First Interstate shall reimburse Employee for reasonable and customary attorneys’ fees incurred in connection with the review and finalization of this Agreement, up to a maximum amount of $25,000 in the aggregate.
18.Miscellaneous
a) This Agreement is made and entered into in the State of Montana and must in all respects be interpreted, enforced, and governed under the laws of the State of Montana.
b) Any action or proceeding arising out of this Agreement will be litigated in courts located in Yellowstone County, Montana. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Yellowstone County, Montana.
c) If any action, suit, or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney's fees and other fees, costs, and expenses of every kind incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.
d) The terms and provisions of this Agreement are contractual and comprise the entire agreement between the parties. This Agreement supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement.
e) Nothing contained in this Agreement is intended to violate any applicable law, rule or regulation. If any part of this Agreement is construed to be in violation of a federal, state or local law, rule or regulation by the highest court to which the matter is appealed by any of the Released Parties, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.
19.Section 409A.
a) It is intended that any amounts payable under this Agreement and First Interstate and Employee’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Internal Revenue Code, including the Treasury regulations and other published guidance relating thereto (the “Code”), so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A of the Code (“Section 409A”). To the extent that any amount payable under a First Interstate benefit plan or agreement would trigger any additional tax, penalty or interest imposed by Section 409A, First Interstate shall use reasonable efforts to modify such plan or agreement to the extent necessary to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
b) If at the time of Employee’s separation from service, Employee is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by First Interstate in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by First Interstate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.
c) Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

20.EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS FULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT; THAT EMPLOYEE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS AGREEMENT; THAT EMPLOYEE WAS GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE BEFORE SIGNING IT; AND THAT EMPLOYEE CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING IT.

DATED: This 8th day of July, 2024.

/s/ KEVIN RILEY
Kevin P. Riley

Agreed to by First Interstate BancSystem, Inc.

/s/ Biff Bowman	7/8/2024
Stephen B. Bowman	Date
Chair of the Board of Directors

Agreed to by First Interstate Bank

/s/ Kirk Jensen	7/8/2024
Kirk D. Jensen	Date
EVP, General Counsel, Corporate Secretary